Exhibit 99.1

NEWS
CONTACT:	Jeff Schweitzer UNIVEST CORPORATION OF PENNSYLVANIA Chief Financial Officer 215-721-2458, schweitzerj@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION OF PENNSYLVANIA — UNIVEST NATIONAL
BANK AND TRUST CO. — REPORTS THIRD QUARTER EARNINGS
SOUDERTON, Pa., October 27, 2010 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), a full-service financial institution with 134 years of experience in delivering financial solutions including personal and business banking, online banking, residential mortgages, insurance products, investment and wealth advisory solutions, today announced financial results for the third quarter. Univest reported net income of $4.1 million or $0.25 diluted earnings per share for the quarter ended September 30, 2010, compared to $3.7 million or $0.23 diluted earnings per share in the previous quarter ended June 30, 2010 and $2.8 million or $0.19 diluted earnings per share for the comparable period in the prior year. Net income for the nine months ended September 30, 2010 was $10.8 million or $0.65 diluted earnings per share, compared to $9.3 million or $0.68 diluted earnings per share for the comparable period in the prior year.
Deposits
Total deposits increased $67.8 million during the quarter and have increased $113.4 million year to date. The increase during the third quarter, which was driven by increases in municipal deposits due to the continued disruption in the Corporation’s local markets, consisted of increases of $16.9 million in non-interest bearing deposits, $45.0 million in NOW, money market and savings accounts and $5.9 million in time deposits.
Loans
Gross loans and leases increased by $18.2 million during the quarter. While overall loan demand remains light primarily due to less credit demand and utilization of lines by businesses responding to the current economic environment, Univest continues to secure new loan opportunities due to disruption in its local markets.
Net Interest Income and Margin
Net interest income increased $1.6 million or 9.28% to $19 million in the third quarter of 2010 compared to the third quarter of 2009. The net interest margin on a tax-equivalent basis for the third quarter of 2010 increased four basis points to 4.15% from 4.11% for the second quarter ended June 30, 2010, and 33 basis points compared to 3.82% for the third quarter of 2009.

Net interest income of $54.3 million increased $3.5 million or 6.83% compared to the nine months ended September 30, 2009. The net interest margin on a tax-equivalent basis for the nine months ended September 30, 2010 increased 26 basis points to 4.08% from 3.82% for the nine months ended September 30, 2009.
The increase in the net interest income and the net interest margin for the quarter and year to date can be attributed to declines in the cost of interest-bearing liabilities, primarily time deposits, and maturities of Federal Home Loan Bank (FHLB) borrowings, exceeding the declines in yields on total interest-earning assets. The Corporation has continued to experience core deposit growth which has allowed the Corporation to continue to repay its maturing FHLB advances reducing FHLB advances from $92 million at December 31, 2009 to $14 million at September 30, 2010. All but $5 million of the Corporation’s FHLB advances are scheduled to mature in 2010.
Non-Interest Income
Total non-interest income increased by $1.8 million or 25.16% to $8.9 million for the quarter ended September 30, 2010, compared to $7.1 million for the quarter ended September 30, 2009. The increase was due to increased investment advisory commission and fee income of $351 thousand; increased insurance commission and fee income of $345 thousand and higher gains on mortgage banking activities of $860 thousand, which was slightly offset by mortgage servicing rights impairment of $412 thousand which is reflected in other income. In addition, there was a loss of $246 thousand related to a fair value write-down on an interest rate swap for a commercial real estate loan, due to the decline in interest rates during the quarter. The swap was terminated during August 2010 due to the forecasted low interest rate environment.
Non-interest income was negatively impacted during the third quarter of 2010 as a result of the challenging economic climate and increased regulatory requirements. The implementation on August 15, 2010 of Regulation E, which requires customers to opt-in for overdraft protection on debit card and point of sale transactions led to a decline in Univest’s service charges on deposit accounts. Since August 15, Univest has experienced nearly a 20% decline in weekly insufficient fund fee income as a result of this new industry requirement. For the quarter ended September 30, 2010, service charges on deposit accounts declined $112 thousand from the comparable quarter ended September 30, 2009, primarily due to Regulation E.
Total non-interest income for the nine months ended September 30, 2010 increased $4.1 million or 19.21% compared to the nine months ended September 30, 2009, due to increased income from trust fees, investment advisory commissions and fees, insurance commissions and fees, mortgage banking activities, higher gains on sales of securities and other income which was primarily due to increases in interchange fee income. These increases were partially offset by mortgage servicing rights impairments of $418 thousand for the nine months ended September 30, 2010 and a loss of $1.1 million related to a fair value adjustment on an interest rate swap for a commercial real estate loan, due to the decline in interest rates during 2010 up to the termination date of this swap. The Corporation recorded a gain of $194 thousand related to this swap for the nine months ended September 30, 2009. Additionally, the nine months ended September 30, 2009 was impacted by $1.4 million of other than temporary impairments on bank equity securities compared to $59 thousand of other than temporary impairments recorded in the nine months ended September 30, 2010. Excluding these non-cash write-downs and impairments, non-interest income increased $4.3 million or 19.01% for the nine months ended September 30, 2010 compared to 2009.
Non-Interest Expense
Non-interest expense for the third quarter of 2010 increased $1.6 million or 10.33% compared to the third quarter of 2009. Salaries and benefit expense increased $957 thousand during the three months ended September 30, 2010 compared to the same period in 2009, mainly due to additional personnel to grow the commercial lending and mortgage banking businesses and higher restricted stock expense, partially offset by reduced pension plan expenses as a result of the Corporation’s conversion to a cash balance plan effective December 31, 2009. Deposit insurance premiums increased $172 thousand for the three months ended September 30, 2010 mainly due to the growth in deposits. Other expenses increased primarily due to increased legal fees resulting from non-performing loan activity and increased audit expenses. The Corporation continues to prudently manage expenses while making investments in its lines of business as evidenced by the decline in the Corporation’s efficiency ratio to 58.88% for the third quarter of 2010.
For the nine months ended September 30, 2010, non-interest expenses increased $3.3 million or 6.90% compared to the same period in the prior year. Salaries and benefits increased $1.4 million for the nine months ended September 30, 2010 compared to the same period in 2009 primarily due to additional personnel to grow the commercial lending and mortgage banking businesses and higher restricted stock expense partially offset by reduced pension plan expenses. Deposit insurance premiums for the nine-month period ended September 30, 2010 decreased $628 thousand primarily due to the FDIC special assessment which affected all banks and resulted in an additional charge of $947 thousand to the Corporation in the second quarter of 2009 partially offset by higher deposit insurance premiums in 2010 as a result of the deposit growth. Other expenses increased primarily due to increased legal fees resulting from non-performing loan activity and increased audit expenses. Marketing and advertising expenses increased $1.1 million during the nine months ended September 30, 2010 primarily to support a major brand campaign to position the Corporation to take advantage of the disruption in its markets.
Asset Quality and Provision for Loan and Lease Losses
Nonaccrual loans and leases increased $3.5 million during the third quarter to $33.0 million compared to $29.5 million at June 30, 2010, but decreased by $73 thousand year over year. Nonperforming loans and leases as a percentage of total loans and leases equaled 2.37% at September 30, 2010 slightly up from 2.23% at June 30, 2010. While the provision for loan and lease losses increased during the quarter $664 thousand and $1.9 million for the nine months ended September 30, 2010 from the comparable period in 2009 due to the migration of loans to higher risk ratings as a result of deterioration of underlying collateral and economic factors, the quarterly provision has declined compared to the same period in 2009 by $399 thousand.

The allowance for loan and lease losses as a percentage of total loans and leases decreased to 1.97% at September 30, 2010 from 2.01% at June 30, 2010 as a result of charge-offs that occurred during the quarter. The increase in net charge-offs were due to the prolonged down economic cycle and were not concentrated in any one loan type. The allowance for loan and lease losses to nonperforming loans and leases was 83.10% at September 30, 2010, which decreased from 90.08% at June 30, 2010, due to the increase in nonperforming loans and leases. The allowance for loan and lease losses to nonperforming loans and leases was 59.35% at September 30, 2009.
Capital
Univest continues to remain well-capitalized at September 30, 2010. Univest’s total risk-based capital at September 30, 2010 was 15.45%, well in excess of the regulatory minimum for well capitalized status of 10% for total risk-based capital.
Dividend
On October 1, 2010, Univest Corporation paid a quarterly cash dividend of $0.20 per share, which represented a 4.56% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.
About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
# # #
This press release of Univest Corporation and the reports Univest Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation is engaged; (6) technological issues which may adversely affect Univest Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation files with the Securities and Exchange Commission. Univest Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
September 30, 2010
(Dollars in thousands)

Balance Sheet (Period End)	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09
Assets	$2,114,204	$2,088,572	$2,064,822	$2,085,421	$2,117,849
Securities	420,998	434,677	436,368	420,045	472,491
Loans held for sale	3,801	2,485	1,165	1,693	1,439
Loans and leases, gross	1,467,382	1,449,147	1,427,805	1,425,980	1,451,128
Allowance for loan and lease losses	28,883	29,109	27,065	24,798	21,945
Loans and leases, net	1,438,499	1,420,038	1,400,740	1,401,182	1,429,183
Total deposits	1,677,641	1,609,772	1,572,681	1,564,257	1,536,903
Non-interest bearing deposits	272,805	255,880	246,909	242,691	226,395
NOW, Money Market and Savings	969,254	924,242	894,799	871,024	812,122
Time deposits	435,582	429,650	430,973	450,542	498,386
Borrowings	128,905	171,824	187,637	214,063	267,821
Shareholders’ equity	270,773	269,524	267,850	267,807	268,052

	For the three months ended,					For the nine months ended,
Balance Sheet (Average)	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09	09/30/10	09/30/09
Assets	$2,117,708	$2,090,930	$2,038,739	$2,096,945	$2,098,964	$2,082,742	$2,078,899
Securities	431,193	442,902	409,188	454,096	447,925	427,842	427,123
Loans and leases, gross	1,459,820	1,425,278	1,420,830	1,438,880	1,456,462	1,435,451	1,457,991
Deposits	1,642,613	1,606,621	1,537,676	1,553,308	1,547,436	1,596,021	1,554,542
Shareholders’ equity	271,045	269,902	269,030	267,645	240,267	270,000	217,841

Asset Quality Data (Period End)	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09
Nonaccrual loans and leases	$33,043	$29,541	$34,856	$33,498	$33,116
Accruing loans and leases 90 days or more past due	899	1,276	303	726	644
Troubled debt restructured	813	1,499	1,691	3,611	3,216
Other real estate owned	1,557	1,827	2,453	3,428	3,330
Nonperforming assets	36,312	34,143	39,303	41,263	40,306
Allowance for loan and lease losses	28,883	29,109	27,065	24,798	21,945
Nonperforming loans and leases / Loans and leases	2.37%	2.23%	2.58%	2.65%	2.55%
Allowance for loan and lease losses / Loans and leases	1.97%	2.01%	1.90%	1.74%	1.51%
Allowance for loan and lease losses / Nonperforming loans	83.10%	90.08%	73.45%	65.54%	59.35%

	For the three months ended,					For the nine months ended,
	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09	09/30/10	09/30/09
Net loan and lease charge-offs	$5,755	$2,821	$2,628	$4,595	$2,807	$11,204	$4,610
Net loan and lease charge-offs (annualized)/Average loans and leases	1.56%	0.79%	0.75%	1.27%	0.76%	1.04%	0.42%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
September 30, 2010
(Dollars in thousands, except per share data)

	For the three months ended,					For the nine months ended,
For the period:	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09	09/30/10	09/30/09
Interest income	$23,060	$22,878	$22,485	$23,184	$24,244	$68,423	$73,175
Interest expense	4,107	4,602	5,380	6,409	6,901	14,089	22,314

Net interest income	18,953	18,276	17,105	16,775	17,343	54,334	50,861
Provision for loan and lease losses	5,529	4,865	4,895	7,449	5,928	15,289	13,437

Net interest income after provision	13,424	13,411	12,210	9,326	11,415	39,045	37,424
Noninterest income:
Trust fee income	1,450	1,500	1,500	1,461	1,325	4,450	4,075
Service charges on deposit accounts	1,633	1,812	1,782	1,986	1,745	5,227	5,050
Investment advisory commission and fee income	1,227	1,152	1,056	1,025	876	3,435	2,402
Insurance commissions and fee income	1,815	1,896	2,243	1,514	1,470	5,954	5,567
Bank owned life insurance income	326	202	332	351	405	860	970
Other-than-temporary impairment	(12)	(42)	(5)	(761)	(47)	(59)	(1,447)
Net gain (loss) on sales of securities	339	38	49	1,023	112	426	127
Net gain on mortgage banking activities	1,246	475	460	847	386	2,181	1,531
Net (loss) gain on interest rate swap	(246)	(516)	(310)	447	(87)	(1,072)	194
Other income	1,106	1,542	1,100	926	913	3,748	2,629

Total noninterest income	8,884	8,059	8,207	8,819	7,098	25,150	21,098
Noninterest expense
Salaries and benefits	9,775	9,469	9,811	9,755	8,818	29,055	27,667
Premises and equipment	2,435	2,209	2,292	2,138	2,216	6,936	6,574
Deposit insurance premiums	698	663	597	599	526	1,958	2,586
Other expense	4,263	4,568	4,379	4,976	4,003	13,210	11,029

Total noninterest expense	17,171	16,909	17,079	17,468	15,563	51,159	47,856

Income before taxes	5,137	4,561	3,338	677	2,950	13,036	10,666
Applicable income taxes	990	831	368	(845)	197	2,189	1,408

Net income	$4,147	$3,730	$2,970	$1,522	$2,753	$10,847	$9,258

Per Common Share Data:
Book value per share	$16.29	$16.25	$16.17	$16.27	$16.30	$16.29	$16.30
Net income per share:
Basic	$0.25	$0.23	$0.18	$0.09	$0.19	$0.65	$0.68
Diluted	$0.25	$0.23	$0.18	$0.09	$0.19	$0.65	$0.68
Dividends per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.60	$0.60
Weighted average shares outstanding	16,621,291	16,589,657	16,535,461	16,464,824	14,873,152	16,582,493	13,635,961
Period end shares outstanding	16,626,900	16,590,710	16,561,807	16,465,083	16,442,021	16,626,900	16,442,021

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
September 30, 2010

	For the three months ended,					For the nine months ended,
	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09	09/30/10	09/30/09
Profitability Ratios (annualized)

Return on average assets	0.78%	0.72%	0.59%	0.29%	0.52%	0.70%	0.60%
Return on average shareholders’ equity	6.07%	5.54%	4.48%	2.26%	4.55%	5.37%	5.68%
Net interest margin (FTE)	4.15%	4.11%	3.99%	3.69%	3.82%	4.08%	3.82%
Efficiency ratio (1)	58.88%	61.32%	64.33%	65.35%	60.58%	61.42%	63.35%

Capitalization Ratios

Dividends paid to net income	80.15%	88.95%	111.55%	216.43%	119.47%	91.78%	91.74%
Shareholders’ equity to assets (Period End)	12.81%	12.90%	12.97%	12.84%	12.66%	12.81%	12.66%
Tangible common equity to tangible assets	10.46%	10.51%	10.55%	10.44%	10.28%	10.46%	10.28%

Regulatory Capital Ratios (Period End)

Tier 1 leverage ratio	11.51%	11.57%	11.82%	11.46%	11.51%	11.51%	11.51%
Tier 1 risk-based capital ratio	14.14%	14.25%	14.44%	14.41%	14.12%	14.14%	14.12%
Total risk-based capital ratio	15.45%	15.58%	15.78%	15.76%	15.47%	15.45%	15.47%

(1)	Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential

	For the Three Months Ended September 30,
	2010			2009
	Average	Income/	Average	Average	Income/	Average
Tax Equivalent Basis	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$32,983	$20	0.24%	$4,067	$3	0.29%
U.S. Government obligations	156,579	669	1.70	123,008	979	3.16
Obligations of state and political subdivisions	109,376	1,746	6.33	105,060	1,734	6.55
Other debt and equity securities	165,238	1,687	4.05	219,857	2,531	4.57

Total interest-earning deposits and investments	464,176	4,122	3.52	451,992	5,247	4.61

Commercial, financial, and agricultural loans	435,823	5,428	4.94	417,694	4,802	4.56
Real estate—commercial and construction loans	538,288	7,871	5.80	528,104	7,972	5.99
Real estate—residential loans	255,715	2,800	4.34	282,758	3,242	4.55
Loans to individuals	44,250	657	5.89	48,110	829	6.84
Municipal loans and leases	110,650	1,662	5.96	91,674	1,388	6.01
Lease financings	75,094	1,671	8.83	88,122	1,796	8.09

Gross loans and leases	1,459,820	20,089	5.46	1,456,462	20,029	5.46

Total interest-earning assets	1,923,996	24,211	4.99	1,908,454	25,276	5.25

Cash and due from banks	38,924			32,637
Reserve for loan and lease losses	(29,853)			(19,445)
Premises and equipment, net	34,862			33,274
Other assets	149,779			144,044

Total assets	$2,117,708			$2,098,964

Liabilities:
Interest-bearing checking deposits	$179,117	$61	0.14	$162,764	$57	0.14
Money market savings	301,674	239	0.31	296,676	342	0.46
Regular savings	454,358	578	0.50	367,825	714	0.77
Time deposits	432,881	2,339	2.14	491,356	4,171	3.37

Total time and interest-bearing deposits	1,368,030	3,217	0.93	1,318,621	5,284	1.59

Securities sold under agreements to repurchase	99,855	90	0.36	102,582	155	0.60
Other short-term borrowings	40,277	437	4.30	95,008	825	3.45
Long-term debt	5,000	48	3.81	44,810	315	2.79
Subordinated notes and capital securities	24,744	315	5.05	26,244	322	4.87

Total borrowings	169,876	890	2.08	268,644	1,617	2.39

Total interest-bearing liabilities	1,537,906	4,107	1.06	1,587,265	6,901	1.72

Demand deposits, non-interest bearing	274,583			228,815
Accrued expenses and other liabilities	34,174			42,617

Total liabilities	1,846,663			1,858,697

Shareholders’ Equity
Common stock	91,332			83,588
Additional paid-in capital	61,420			43,882
Retained earnings and other equity	118,293			112,797

Total shareholders’ equity	271,045			240,267

Total liabilities and shareholders’ equity	$2,117,708			$2,098,964

Net interest income		$20,104			$18,375

Net interest spread			3.93			3.53
Effect of net interest-free funding sources			0.22			0.29

Net interest margin			4.15%			3.82%

Ratio of average interest-earning assets to average interest-bearing liabilities	125.10%			120.24%

Notes:	For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended September 30, 2010 and 2009 have been calculated using the Corporation’s federal applicable rate of 35.0%.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential

	For the Nine Months Ended September 30,
	2010			2009
	Average	Income/	Average	Average	Income/	Average
Tax Equivalent Basis	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$24,727	$50	0.27%	$3,602	$8	0.30%
U.S. Government obligations	143,238	2,332	2.18	105,565	2,743	3.47
Obligations of state and political subdivisions	108,287	5,289	6.53	103,389	5,206	6.73
Other debt and equity securities	176,317	5,640	4.28	218,169	8,005	4.91
Federal funds sold	—	—	—	77	—	—

Total interest-earning deposits, investments and federal funds sold	452,569	13,311	3.93	430,802	15,962	4.95

Commercial, financial, and agricultural loans	420,572	14,985	4.76	409,513	14,021	4.58
Real estate—commercial and construction loans	528,611	23,185	5.86	518,828	23,289	6.00
Real estate—residential loans	257,637	8,443	4.38	297,248	10,432	4.69
Loans to individuals	45,969	2,054	5.97	50,759	2,621	6.90
Municipal loans and leases	104,321	4,651	5.96	88,851	4,082	6.14
Lease financings	78,341	5,136	8.77	92,792	5,827	8.40

Gross loans and leases	1,435,451	58,454	5.44	1,457,991	60,272	5.53

Total interest-earning assets	1,888,020	71,765	5.08	1,888,793	76,234	5.40

Cash and due from banks	36,045			31,490
Reserve for loan and lease losses	(28,444)			(16,358)
Premises and equipment, net	34,908			33,011
Other assets	152,213			141,963

Total assets	$2,082,742			$2,078,899

Liabilities:
Interest-bearing checking deposits	$177,776	$180	0.14	$161,213	$199	0.17
Money market savings	291,841	832	0.38	312,888	1,389	0.59
Regular savings	438,832	2,020	0.62	343,897	2,211	0.86
Time deposits	434,334	7,993	2.46	515,755	13,603	3.53

Total time and interest-bearing deposits	1,342,783	11,025	1.10	1,333,753	17,402	1.74

Securities sold under agreements to repurchase	98,181	318	0.43	88,104	416	0.63
Other short-term borrowings	54,379	1,664	4.09	89,987	1,867	2.77
Long-term debt	5,485	142	3.46	61,899	1,654	3.57
Subordinated notes and capital securities	25,116	940	5.00	26,617	975	4.90

Total borrowings	183,161	3,064	2.24	266,607	4,912	2.46

Total interest-bearing liabilities	1,525,944	14,089	1.23	1,600,360	22,314	1.86

Demand deposits, non-interest bearing	253,238			220,789
Accrued expenses and other liabilities	33,560			39,909

Total liabilities	1,812,742			1,861,058

Shareholders’ Equity
Common stock	91,332			77,476
Additional paid-in capital	61,420			29,897
Retained earnings and other equity	117,248			110,468

Total shareholders’ equity	270,000			217,841

Total liabilities and shareholders’ equity	$2,082,742			$2,078,899

Net interest income		$57,676			$53,920

Net interest spread			3.85			3.54
Effect of net interest-free funding sources			0.23			0.28

Net interest margin			4.08%			3.82%

Ratio of average interest-earning assets to average interest-bearing liabilities	123.73%			118.02%

Notes:	For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the six months ended September 30, 2010 and 2009 have been calculated using the Corporation’s federal applicable rate of 35.0%.